Exhibit 99.2

Heritage Insurance Holdings, Inc. Closes Previously Announced $79.5 Million Private Placement of Senior Secured Notes

Clearwater, FL. – Dec 16, 2016 – Heritage Insurance Holdings, Inc. (NYSE: HRTG) (“Heritage” or the “Company”), a property and casualty insurance holding company, announced today the closing of its previously announced private placement of senior secured notes due 2023 with an aggregate principal amount of $79.5 million. The notes bear annual interest equal to the three month LIBOR plus 8.75%.

The net proceeds from the offering will be used in opportunistic M&A, to make strategic investments and for general corporate purposes.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the notes and shall not constitute an offer, solicitation or sale of the notes in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Heritage

Heritage Insurance Holdings, Inc. is a property and casualty insurance holding company headquartered in Clearwater, Florida. Its subsidiaries, Heritage Property & Casualty Insurance Company and Zephyr Insurance Company, write approximately $587 million and $58 million, respectively, of personal and commercial residential premium through a large network of experienced agents. The Company is currently writing property and casualty insurance policies in Florida, Hawaii, North Carolina and South Carolina. Heritage Insurance Holdings, Inc. is led by a seasoned senior management team with an average of 30 years of insurance industry experience.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 — Statements in this press release regarding Heritage’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Heritage’s Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors in Heritage’s Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC on March 8, 2016.

Heritage Insurance Holdings Inc.

Investor Contact:

Steve Martindale, CFO

727-362-7203

smartindale@heritagepci.com

or

Melanie Skijus, Investor Relations Director

727-362-7262

mskijus@heritagepci.com